                                                                  EXHIBIT (J)(1)

[LETTERHEAD OF DECHERT]


April 25, 2001

Lexington Emerging Markets Fund, Inc.
7337 East Doubletree Ranch Road
Scottsdale, Arizona  85258-2034

Re:  Lexington Emerging Markets Fund, Inc.
     (to be renamed Pilgrim Emerging Markets Fund, Inc.)
     (File Nos. 33-73520 and 811-08250)
     ----------------------------------

Dear Sirs:

We hereby consent to all references to our firm in Post-Effective Amendment No. 9 to the Registration Statement of Lexington Emerging Markets Fund, Inc. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, and the rules and regulations thereunder.

Very truly yours,

/s/ DECHERT
-------------
Dechert